Exhibit 99.1

Papa John’s Announces Repurchase and Conversion of
All Convertible Preferred Stock Owned by Starboard Value LP

Following Transaction, Starboard Will Own Approximately 9.5% of Papa John’s Common Stock and Jeff Smith Will Remain Chair of Papa John’s Board

LOUISVILLE, Ky. — May 12, 2021 — Papa John’s International, Inc. (NASDAQ: PZZA) today announced that it has entered into an agreement with Starboard Value LP and certain of its affiliates (collectively, “Starboard”) relating to the repurchase and conversion of all of the shares of Papa John’s Series B Convertible Preferred Stock (the “Preferred Shares”) owned by Starboard. The repurchase and conversion is expected to close on May 13, 2021.

The Preferred Shares, which were acquired by Starboard in the first quarter of 2019 as part of a $250 million strategic investment in the Company, carried a preferential cumulative dividend payable in cash at a rate of 3.6% per annum, as well as pass-through common dividends, for a total yield of approximately 5.4%. As of the date of the agreement, the Preferred Shares represented approximately 13.2% of Papa John’s outstanding common stock on an as-converted basis, and were convertible at Starboard’s option at any time into shares of common stock based on a conversion price of $50.06.

Pursuant to the agreement, the Company will repurchase 31% of the outstanding Preferred Shares, representing approximately 1.6 million shares of common stock on an as-converted basis, and Starboard will convert its remaining Preferred Shares into approximately 3.5 million shares of the Company’s common stock. Both of these actions will be taken in return for a one-time payment of $183.9 million, with the payment based on a negotiated discount to the estimated fair value of the Preferred Shares owned by Starboard. Following the transaction, Starboard will beneficially own approximately 9.5% of the Company’s outstanding shares of common stock, and Starboard CEO Jeff Smith will remain Chair of Papa John’s Board.

President & CEO Rob Lynch said, “Since Starboard’s investment in early 2019, Papa John’s has returned to growth, reflecting the strength of our culture, innovation and operations. Starboard and Jeff’s support and leadership have been instrumental to this progress and I am thrilled to continue our partnership. Looking ahead, with the foundations of our business stronger than ever, we are now able to use our strong financial position to simplify and optimize our capital structure, supporting our long-term earnings growth and continued value creation for our shareholders.”

Jeff Smith added, “Two years ago, Starboard invested in Papa John’s and I joined the Board because of the tremendous potential of our pizza, our brand and our team members and franchisees. I could not be happier with the progress that the team has made thus far, and I am truly excited for the future. I look forward to continuing to work with this world-class team and fantastic board.”

As a result of the repurchase and conversion, the Company’s fully diluted common stock share count will increase by approximately 3.5 million shares and Starboard’s 3.6% preferential dividend on the Preferred Shares, which amounted to $9.0 million in fiscal 2020, will be eliminated. Elimination of Starboard’s Preferred Share dividend and the Preferred Share income allocation would have increased the Company’s earnings per diluted share by approximately $0.09 or 11%, on a pro forma basis, for the first fiscal quarter of 2021, assuming that the transaction had occurred at the end of 2020.1 Also, in the second quarter of fiscal 2021, the Company will record a reduction to net income attributable to common shareholders of approximately $110 million as a one-time charge to equity. This charge reflects the excess of the one-time cash payment over the carrying value of the Preferred Shares. Assuming no further common shares are issued or repurchased, this would result in a reduction of approximately $3.00 per diluted share in the second fiscal quarter of 2021.

The transaction will be financed using cash on hand with the balance coming from the Company’s existing revolving credit facility. The repurchase of the Preferred Shares from Starboard is separate from and does not utilize any part of the Company’s existing $75 million share repurchase authorization for common stock.

The transaction was negotiated by an independent committee of the Papa John’s Board of Directors formed for the purpose of evaluating a possible transaction involving the Preferred Shares. Lazard acted as financial advisor and Hogan Lovells and Richards, Layton & Finger acted as legal advisors to the independent committee of the Board in connection with the transaction.

About Papa John’s

Papa John’s International, Inc. (NASDAQ: PZZA) opened its doors in 1984 with one goal in mind: BETTER INGREDIENTS. BETTER PIZZA. Papa John’s believes that using high quality ingredients leads to superior quality pizzas. Its original dough is made of only six ingredients and is fresh, never frozen. Papa John’s tops its pizzas with real cheese made from mozzarella, pizza sauce made with vine-ripened tomatoes that go from vine to can in the same day and meat free of fillers. It was the first national pizza delivery chain to announce the removal of artificial flavors and synthetic colors from its entire food menu. Papa John’s is headquartered in Louisville, Ky. and is the world’s third-largest pizza delivery company with more than 5,400 restaurants in 50 countries and territories. For more information about the Company or to order pizza online, visit www.PapaJohns.com or download the Papa John’s mobile app for iOS or Android.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications that are not statements of historical fact constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements include or may relate to projections or guidance concerning business performance, earnings, earnings per share, cash flow, the impact and benefits of the Series B Preferred Shares repurchase and conversion, corporate governance, financing, liquidity, compliance with debt covenants, strategic decisions and actions, dividends, regulatory changes and impacts, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to, risks and uncertainties related to the ability to realize the anticipated benefits of the Series B Preferred Shares repurchase and conversion, risks related to the debt financing for the transaction, risks and uncertainties related to the capital markets, and those other risk factors discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 27, 2020. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

 1 See the accompanying exhibit for details on the pro forma presentation.

Exhibit – As Reported Versus Pro Forma Diluted Earnings Per Common Share

	Three Months Ended March 28, 2021
(in thousands, except per share amounts)	As Reported	Adjustments	Pro Forma

Net income attributable to the company	$33,883	$(135)	$33,748
Dividends paid to participating securities and accretion	(3,527)	3,415	(112)
Net income attributable to participating securities	(3,243)	2,953	(290)
Net income attributable to common shareholders	$27,113	$6,233	$33,346
Diluted weighted average common shares outstanding	33,090	3,458	36,548

Diluted earnings per common share	$0.82	$0.09	$0.91

Pro forma diluted earnings per common share were calculated to reflect the impact of the repurchase and conversion of the Preferred Shares, assuming that the transaction had occurred at the end of 2020. The only items considered are those that directly resulted from the repurchase and conversion of the Preferred Shares.

The Company calculates diluted earnings per common share using the two-class method, and the Company will continue to have participating securities outstanding following this transaction. The $0.09 pro forma benefit to GAAP diluted earnings per common share reflects the following adjustments, net of tax:

●	GAAP net income attributable to common shareholders of $27.1 million would have increased to $33.3 million due to a net reduction in dividends paid and elimination of undistributed earnings being allocated to Starboard’s participating securities, partially offset by incremental interest expense as a result of the assumed draw down on the revolving credit facility.
●	Diluted weighted average common shares outstanding (GAAP) of 33.1 million shares would have increased to 36.5 million shares due to the Preferred Shares converted to approximately 3.5 million common shares; as a result of the repurchase, the remaining Preferred Shares, representing approximately 1.6 million common shares on an as-converted basis, did not impact the diluted weighted average common shares outstanding.

Papa John’s Contacts:

Investors:

Ann Gugino

Chief Financial Officer

502-261-7272

Ann_Gugino@papajohns.com

Steve Coke

SVP, Financial Operations, Accounting and Reporting

502-261-7272

Steve_Coke@papajohns.com

Media:

Madeline Chadwick

SVP, Communications & Corporate Affairs

502-261-4189

Madeline_Chadwick@papajohns.com

Jeffrey Mathews

Gagnier Communications

646-569-5711

JMathews@gagnierfc.com

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